MSB FINANCIAL CORP. RELEASES THIRD QUARTER EARNINGS

Millington, New Jersey, November 13, 2015 – MSB Financial Corp. (NASDAQ: MSBF) (the “Company”) parent company of Millington Bank, reported today the results of its operations for the three and nine months ended September 30, 2015.  The results of operations reflect the results of operations of MSB Financial Corp., a federal corporation (“Old MSB”) which was merged with and into the Company on July 16, 2015 upon completion of the second-step conversion transaction.

The Company reported net income of $258,000 for the three months ended September 30, 2015, compared to net income of $227,000 for the three months ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $441,000 compared to net income of $716,000 for the nine months ended September 30, 2014.

Net income per diluted common share was $0.04 for the three months ended September 30, 2015 compared to net income per diluted common share of $0.04 for the three months ended September 30, 2014. Net income per diluted common share was $0.08 for the nine months ended September 30, 2015 compared to $0.13 for the nine months ended September 30, 2014.

Total assets were $370.8 million at September 30, 2015, compared to $340.3 million at December 31, 2014, an increase of $30.5 million or 9.0%.  On July 16, 2015, the Company sold 3,766,592 shares of its common stock (including 150,663 shares sold to the Bank’s employee stock ownership plan) at $10.00 per share, for gross proceeds of approximately $37.7 million. In addition, 2,187,242 shares were issued to former holders of the common stock of Old MSB (other than the MHC) in exchange for such shares at a per share exchange ratio of 1.1397 with cash paid in lieu of fractional shares.  During the nine-month period ending September 30, 2015 the Company experienced growth of $20.8 million or 9.0%, in loans receivable, net, and $1.6 million, or 2.0% within the investment portfolio.  In addition, other real estate owned (OREO) declined by $738,000 or 57.5% to $545,000 as of September 30, 2015 compared to $1.3 million at December 31, 2014.

Total deposits at September 30, 2015 were $258.1 million compared with $266.1 million as of December 31, 2014.  Overall, deposits decreased by $8.0 million with non-interest-bearing balances increasing by $4.4 million while interest-bearing deposits declined $12.3 million since December 31, 2014 as the Company focused on deposit pricing and the development of deeper customer relationships. Within non-interest-bearing accounts, growth was experienced in business checking accounts.  Savings and club account growth combined to offset some of the decrease in certificates of deposit during the quarter.

“The organization remains focused on the future, and to that end, we have evaluated and recently selected a new core data services platform that will enable us to execute on our strategy, enhance delivery channels and provide efficient and effective solutions”, stated Michael A. Shriner, President and Chief Executive Officer. “In addition we have also contracted with a managed IT provider that brings the strength and expertise of an industry leader which will enable the Company to operate in a secure and effective fashion and manage the ever-present cybersecurity threats.  The core data processing conversion will occur in May 2016 and we anticipate recording the costs associated with the conversion from our existing provider during the fourth quarter of 2015 which we currently estimate to be between $400,000 and $450,000.”

Mr. Shriner added, “During the first nine months of 2015, we reduced our OREO properties from three properties totaling $1.3 million to two properties carried at $545,000 and during the month of October 2015 both remaining properties were sold with no additional loss.  In addition, non-performing loans continue to improve year-over-year.  Non-performing loans to total loans were 2.60% at September 30, 2015 compared to 2.93% at September 30, 2014.

“The Company has also embarked on a rebranding effort and its subsidiary is now known as Millington Bank.  We fully expect to execute on our promise of Vision, Integrity and Passion and deliver a V.I.P. experience to our customers, new and existing alike.” Mr. Shriner concluded.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)	(Unaudited)
Statement of Financial Condition Data:	9/30/2015	12/31/2014
Total assets	$370,799	$340,252

Cash and cash equivalents	16,290	7,519

Loans receivable, net	252,242	231,449

Securities held to maturity	80,118	78,518

Deposits	258,112	266,068

Federal Home Loan Bank advances	32,675	30,000

Total stockholders' equity	76,349	41,025

	(Unaudited) For the three months ended September 30,		(Unaudited) For the nine months ended September 30,
Summary of Operations: (Dollars in Thousands, except for per share amounts)	2015	2014	2015	2014
Total interest income	$3,116	$2,987	$9,083	$9,009

Total interest expense	532	591	1,634	1,764

Net interest income	2,584	2,396	7,449	7,245

Provision for loan losses	40	100	23	400

Net interest income after provision for loan losses	2,544	2,296	7,426	6,845

Non-interest income	172	162	504	523

Non-interest expense	2,325	2,116	7,300	6,250

Income before taxes	391	342	630	1118

Income tax expense	133	115	189	402

Net income	$258	$227	$441	$716

Net income per common share - basic	0.05	0.04	0.08	0.13
Net income per common share - diluted	0.04	0.04	0.08	0.13

Weighted average number of shares - basic	5,721	5,622	5,667	5,620
Weighted average number of shares - diluted	5,765	5,622	5,693	5,620

Book Value per Share	$13.31	$8.32	$13.31	$8.32
Closing Stock Price	$11.60	$7.35	$11.60	$7.35

Performance Ratios:
Efficiency Ratio	84.36%	82.72%	91.79%	80.46%
Return on average assets annualized	0.27%	0.26%	0.16%	0.28%
Return on average common equity annualized	1.59%	2.22%	1.19%	2.35%
Operating expenses / average assets annualized	2.46%	2.45%	2.71%	2.41%

	For the nine months ended
	09/30/15			9/30/14
Average Balance Sheet	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield
Interest-earning assets:
Loans Receivable	$243,584	$7,716	4.22%	$234,568	$7,558	4.30%
Securities held to maturity	80,123	1,288	2.14%	84,547	1,384	2.18%
Other interest-earning assets	13,349	79	0.79%	3,554	67	2.51%
Total interest-earning assets	337,056	9,083	3.59%	322,669	9,009	3.72%

Allowance for Loan Loss	(3,580)			(3,686)
Non-interest-earning assets	25,102			26,546
Non-interest-earning assets	21,522			22,860

Total Assets	$358,578			$345,529

Interest-bearing liabilities:
NOW & Money Market	$47,067	$56	0.16%	$40,830	$41	0.13%
Savings and club deposits	100,753	165	0.22%	104,493	168	0.21%
Certificates of deposit	88,366	823	1.24%	98,198	973	1.32%
Total interest-bearing deposits	236,186	1,044	0.59%	243,521	1,182	0.65%

Federal Home Loan Bank advances	34,563	590	2.28%	34,875	582	2.23%
Total interest-bearing liabilities	270,749	1,634	0.80%	278,396	1,764	0.84%

Non-interest-bearing deposit	35,524			23,446
Other non-interest-bearing liabilities	3,011			2,992
Total Liabilities	309,284			304,834

Equity	49,294			40,695
Total Liabilities and Equity	$358,578			$345,529

Net Interest Spread		$7,449	2.79%		$7,245	2.88%

Net Interest Margin			2.95%			2.99%

Ratio of Interest Earning Assets to Interest Bearing Liabilities	124.49%			115.90%